Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM
OTTAWA, IL, July 30, 2007 — Centrue Financial Corporation (NASDAQ: TRUE) today announced that on July 24, 2007, its board of directors approved an extension of the Company’s existing stock repurchase program. Specifically, the board approved the repurchase of an additional 500,000 shares, or approximately eight percent of the Company’s currently issued and outstanding shares, in the open market or privately negotiated transactions over an 18 month period commencing immediately following the completion of the current stock repurchase program which was announced in November 2006 (the “2006 Program”). Under the 2006 Program, the board authorized the repurchase of 370,000 shares of the Company’s common stock over an 18 month period. To date, the Company has repurchased approximately 110,918 shares of its common stock under the 2006 Program at an average price of $19.17 per share.
Thomas A. Daiber, President and Chief Executive Officer of the Company, stated, “The repurchase of the Company’s stock continues to represent an attractive use of capital and benefits both the Company and its stockholders.”

About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service and offers bank, trust and investment services. The combined company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.
Further information about the company will be available at its website at http://www.centrue.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Thomas A. Daiber President and Chief Executive Officer Centrue Financial Corporation tom.daiber@centrue.com	Kurt R. Stevenson Senior Executive Vice President and Chief Financial Officer Centrue Financial Corporation kurt.stevenson@centrue.com